Exhibit 99.1

DineEquity, Inc.
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Investor Contact
Ken Diptee
Executive Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart
Sard Verbinnen & Co.
415-618-8750

DineEquity, Inc. Announces the Sale of 65 Applebee’s Company-Operated
Restaurants in Michigan to TSFR Apple Venture LLC

Transaction Will Complete Applebee’s Refranchising and
Transition DineEquity to a Fully Franchised System

GLENDALE, Calif., July 25, 2012 -- DineEquity, Inc. (NYSE: DIN), the parent company of Applebee's Neighborhood Grill & Bar and IHOP Restaurants, today announced that it has entered into an asset purchase agreement with TSFR Apple Venture LLC for the sale of 65 Applebee's company-operated restaurants located in Michigan. The agreement does not contain financing contingencies, but closing is subject to regulatory processes related to liquor license transfers and other closing conditions.

DineEquity has sold or entered into agreements for all of the 510 domestic Applebee’s company-operated restaurants that were acquired in the acquisition of Applebee’s in 2007, with the exception of 23 test market restaurants. Upon closure of the three pending refranchising transactions, which are expected in the third or early fourth quarter of 2012, DineEquity will have completed its transition to a 99% franchised restaurant system. This makes it unique in the full-service restaurant industry.

“We are excited to reach this very important milestone in our history and realize our strategic goal of transitioning the Applebee’s business model away from Company-owned and operated restaurants and toward the pure-play franchisor model we pioneered at IHOP,” said Julia A. Stewart, Chairman and Chief Executive Officer of DineEquity, Inc. “I am very proud of the team at Applebee’s and thank them for their tireless efforts. We look forward to a mutually rewarding partnership with TSFR Apple Venture and are committed to the ongoing success of our franchisees.”

Exhibit 99.1

DineEquity, Inc.
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Mark Schostak, Executive Chairman of TSFR Apple Venture, said, “The purchase of these restaurants emphasizes our long-term confidence in Applebee’s and its leading position in the casual dining segment, the Michigan economy and TEAM Schostak’s organizational abilities. We are excited about the opportunity to participate in the revitalization strategy to enhance performance and deliver an exceptional dining experience to our guests.”
The transaction for 65 Applebee’s restaurants is expected to result in net proceeds after taxes of approximately $61 million and reduce DineEquity's sale-leaseback related financing obligations by approximately $38 million. The Company expects to pay approximately $9 million related to the settlement of net working capital liabilities and deal costs. Additionally, the sale of these Applebee's company-operated restaurants will result in approximately $2.6 million in annualized general and administrative savings.
On May 1, 2012, DineEquity announced that it entered into an asset purchase agreement with Potomac Family Dining Group, LLC for the sale of 39 Applebee's company-operated restaurants located in Virginia.

On May 29, 2012, DineEquity announced that it entered into an asset purchase agreement with American Franchise Capital, LLC for the sale of 33 Applebee's company-operated restaurants located primarily in Missouri and Indiana.
The Company anticipates closing these transactions in the third or early fourth quarter of 2012. DineEquity will update its 2012 financial performance guidance upon closing of these transactions.
To date, DineEquity has sold a total of 342 domestic Applebee's company-operated restaurants since its acquisition of Applebee's International in November 2007. The Company has demonstrated that its increasingly franchised business model is less capital intensive and experiences less volatility in cash flow performance compared to the operation of company-operated restaurants.
TSFR Apple Venture LLC is part of a family of Michigan-based restaurant companies started in 1981 by the Schostak Family, which after the transaction for 65 Applebee’s restaurants closes, will own, operate or have an investment in more than 160 restaurants including fast food, family dining and casual dining and employ more than 4,000 people throughout Michigan.  The business is led by Mark Schostak and professional managers Bill Angott and Mike Devlin, all Michigan natives and veterans in the restaurant industry. As part of its operating group, TSFR Apple Venture LLC has an experienced and stable senior management team.
About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,500 restaurants combined in 18 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company's Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or

Exhibit 99.1

DineEquity, Inc.
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implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company's substantial indebtedness; risk of future impairment charges; the Company's results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company's business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; our dependence upon our franchisees; our engagement in business in foreign markets; harm to our brands' reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of Applebee's franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; third-party claims with respect to intellectual property assets; heavy dependence on information technology; failure to protect the integrity and security of individually identifiable information; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company's Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company's other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.